Exhibit 99.1
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com
NYSE: TRV

Travelers Reports Third Quarter Net Income per Diluted Share of $2.62 and Core Income per Diluted Share of $2.54, Both Up Substantially from Prior Year Quarter

Third Quarter Return on Equity of 12.6% and Core Return on Equity of 12.0%

•	Third quarter net income of $709 million and core income of $687 million.

•	Catastrophe losses of $264 million pre-tax decreased from $700 million pre-tax in the prior year quarter.

•	Consolidated combined ratio of 96.6%; underlying combined ratio of 93.0%.

•	Net written premiums of $7.062 billion, up 6% from the prior year quarter, reflecting growth in all segments.

•
Total capital returned to shareholders of $607 million in the quarter, including $400 million of share repurchases. Year-to-date total capital returned to shareholders of $1.764 billion, including $1.151 billion of share repurchases.

•
Book value per share of $84.82, down 3% from year-end 2017, due to the impact of higher interest rates on net unrealized investment gains/(losses). Adjusted book value per share of $86.51, up 4% from year-end 2017.

•	Board of Directors declared quarterly dividend per share of $0.77.

New York, October 18, 2018 — The Travelers Companies, Inc. today reported net income of $709 million, or $2.62 per diluted share, for the quarter ended September 30, 2018, compared to $293 million, or $1.05 per diluted share, in the prior year quarter. Core income in the current quarter was $687 million, or $2.54 per diluted share, compared to $253 million, or $0.91 per diluted share, in the prior year quarter. Core income before income taxes increased primarily due to a decrease in catastrophe losses of $436 million and an increase in net investment income of $58 million. Core income benefited from a lower U.S. corporate income tax rate. Net realized investment gains of $29 million pre-tax ($22 million after-tax) were lower by $32 million pre-tax ($18 million after-tax). Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change
Net written premiums	$7,062	$6,660	6%		$21,017	$19,795	6%

Total revenues	$7,723	$7,325	5		$22,486	$21,451	5
Net income	$709	$293	142		$1,902	$1,505	26
per diluted share	$2.62	$1.05	150		$6.97	$5.34	31
Core income	$687	$253	172		$1,859	$1,410	32
per diluted share	$2.54	$0.91	179		$6.81	$5.01	36
Diluted weighted average shares outstanding	268.4	276.6	(3)		271.1	279.6	(3)
Combined ratio	96.6%	103.2%	(6.6)	pts	96.8%	98.7%	(1.9)	pts
Underlying combined ratio	93.0%	92.8%	0.2	pts	93.0%	92.7%	0.3	pts
Return on equity	12.6%	4.9%	7.7	pts	11.1%	8.5%	2.6	pts
Core return on equity	12.0%	4.5%	7.5	pts	10.9%	8.3%	2.6	pts

				Change from
	September 30, 2018	December 31, 2017	September 30, 2017	December 31, 2017	September 30, 2017
Book value per share	$84.82	$87.46	$86.73	(3)%	(2)%
Adjusted book value per share	86.51	83.36	83.06	4	4
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report strong third quarter results, including core income of $687 million and core return on equity of 12%,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our combined ratio improved from the prior year quarter to 96.6%, and we delivered a solid underlying combined ratio of 93.0%. Net earned premiums increased by 6% to a record $6.9 billion, which, together with our strategic focus on productivity and efficiency, resulted in an expense ratio of 29.7%, a terrific result. Net investment income of $646 million pre-tax was very strong, increasing by 10% over the prior year quarter due to higher returns in both our fixed income and private equity portfolios. In terms of capital management, we returned $607 million of excess capital to our shareholders this quarter, including $400 million through share repurchases, bringing total capital returned to shareholders year to date to approximately $1.8 billion.
“We remain very pleased with the execution of our marketplace strategies, as evidenced by a 6% increase in net written premiums to $7.1 billion. In Business Insurance, net written premiums were up 6%, benefiting from the ongoing roll out of our business centers and investments in technology and workflow, combined with strong execution by our domestic field organization. We again generated strong renewal premium change of 5.1%, while maintaining historically high retention of 86% and growing new business by 7%. In Bond & Specialty Insurance, net written premiums increased by 5%, with strong production in both our Management Liability and Surety businesses. In Personal Insurance, net written premium growth was strong at 6%, led by successful execution on our pricing strategy in Agency Automobile, which delivered renewal premium change of 8% as well as continued policies in-force growth in our leading Agency Homeowners business.
“We continue to make meaningful progress on our innovation agenda to extend our lead in risk expertise, provide great experiences for our customers, agents and brokers, and improve productivity and efficiency. In Personal Insurance, we teamed up with Amazon to launch an industry-first digital storefront. This initiative is designed to create new opportunities for us and our agents to attract and serve customers and help them take a more proactive approach to home safety in an increasingly digital world. In Business Insurance, we made a majority investment in Zensurance, a Toronto-based digital provider of online insurance solutions for small businesses, a natural fit with our Simply Business team. In Claim, we invested in Kittyhawk, the market leader in enterprise drone operations software, further enhancing our position as an industry leader in the use of drone technology, including to settle claims more quickly and efficiently. We are excited about these and other initiatives we have underway, which, along with our long-standing competitive advantages, position us well to continue to deliver industry-leading returns over time.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change
Underwriting gain (loss):	$198		$(246)		$444		$546		$138		$408
Underwriting gain (loss) includes:
Net favorable prior year reserve development	14		15		(1)		350		299		51
Catastrophes, net of reinsurance	(264)		(700)		436		(1,106)		(1,450)		344
Net investment income	646		588		58		1,844		1,796		48
Other income/(expense), including interest expense	(67)		(83)		16		(229)		(210)		(19)
Core income before income taxes	777		259		518		2,161		1,724		437
Income tax expense	90		6		84		302		314		(12)
Core income	687		253		434		1,859		1,410		449
Net realized investment gains after income taxes	22		40		(18)		43		95		(52)
Net income	$709		$293		$416		$1,902		$1,505		$397

Combined ratio	96.6%		103.2%		(6.6)	pts	96.8%		98.7%		(1.9)	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.2)	pts	(0.3)	pts	0.1	pts	(1.7)	pts	(1.6)	pts	(0.1)	pts
Catastrophes, net of reinsurance	3.8	pts	10.7	pts	(6.9)	pts	5.5	pts	7.6	pts	(2.1)	pts
Underlying combined ratio	93.0%		92.8%		0.2	pts	93.0%		92.7%		0.3	pts

Net written premiums
Business Insurance	$3,648		$3,434		6%		$11,423		$10,833		5%
Bond & Specialty Insurance	644		611		5		1,871		1,753		7
Personal Insurance	2,770		2,615		6		7,723		7,209		7
Total	$7,062		$6,660		6%		$21,017		$19,795		6%

Third Quarter 2018 Results
(All comparisons vs. third quarter 2017, unless noted otherwise)

Net income of $709 million increased $416 million due to higher core income, partially offset by lower net realized investment gains. Core income of $687 million increased $434 million. Core income before income taxes increased primarily due to a decrease in catastrophe losses of $436 million and an increase in net investment income of $58 million. Core income benefited from a lower U.S. corporate income tax rate. Net realized investment gains of $29 million pre-tax ($22 million after-tax) were lower by $32 million pre-tax ($18 million after-tax).

Underwriting results:

•
The combined ratio of 96.6% improved 6.6 points due to lower catastrophe losses (6.9 points), partially offset by a slightly higher underlying combined ratio (0.2 points) and lower net favorable prior year reserve development (0.1 points).

•	The underlying combined ratio of 93.0% increased 0.2 points. See below for details by segment.

•
Net favorable prior year reserve development occurred in Bond & Specialty Insurance and Personal Insurance. Net unfavorable prior year reserve development in Business Insurance included a $225 million increase in asbestos reserves, the same amount as in the prior year quarter. Catastrophe losses primarily resulted from Hurricane Florence, wind and hail storms in several regions of the United States and a wildfire in California.

Net investment income of $646 million pre-tax ($547 million after-tax) increased 10%. Income from the fixed income investment portfolio increased due to a higher average level of fixed maturity investments and higher long-term reinvestment rates, as well as higher short-term interest rates. Private equity returns were higher than in the prior year quarter.

Net written premiums of $7.062 billion increased 6%, reflecting growth in all segments.

Year-to-Date 2018 Results
(All comparisons vs. year-to-date 2017, unless noted otherwise)

Net income of $1.902 billion increased $397 million due to higher core income, partially offset by lower net realized investment gains. Core income of $1.859 billion increased $449 million. Core income before income taxes increased due to a decrease in catastrophe losses of $344 million, an increase in net favorable prior year reserve development of $51 million and an increase in net investment income of $48 million. Core income benefited from a lower U.S. corporate income tax rate. Net realized investment gains of $54 million pre-tax ($43 million after-tax) were lower by $92 million pre-tax ($52 million after-tax).

Underwriting results:

•
The combined ratio of 96.8% improved 1.9 points due to lower catastrophe losses (2.1 points) and higher net favorable prior year reserve development (0.1 points), partially offset by a slightly higher underlying combined ratio (0.3 points).

•	The underlying combined ratio of 93.0% increased 0.3 points. See below for details by segment.

•
Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the third quarter events described above, as well as winter storms in the eastern United States, wind and hail storms in several regions of the United States and mudslides in California in the first half of 2018.

Net investment income of $1.844 billion pre-tax ($1.567 billion after-tax) increased 3%. Income from the fixed income investment portfolio increased due to a higher average level of fixed maturity investments and higher short-term interest rates, partially offset by lower long-term reinvestment rates. Private equity returns were lower than in the prior year period.

Record net written premiums of $21.017 billion increased 6%, reflecting growth in all segments.

Shareholders’ Equity

Shareholders’ equity of $22.460 billion decreased 5% from year-end 2017 due to the impact of higher interest rates on net unrealized investment gains/(losses). Net unrealized investment losses included in shareholders’ equity were $560 million pre-tax ($447 million after-tax), compared to net unrealized investment gains of $1.414 billion pre-tax ($1.112 billion after-tax) at year-end 2017. Book value per share of $84.82 decreased 3% from year-end 2017, also due to the impact of higher interest rates on net unrealized investment gains/(losses), and adjusted book value per share of $86.51 increased 4% from year-end 2017.

The Company repurchased 3.1 million shares during the third quarter at an average price of $130.22 per share for a total cost of $400 million. Capacity remaining under the existing share repurchase authorization was $3.456 billion at the end of the quarter. At the end of third quarter 2018, statutory capital and surplus was $20.462 billion and the ratio of debt-to-capital was 22.6%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains/(losses) included in shareholders’ equity was 22.3%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.77 per share. This dividend is payable on December 31, 2018, to shareholders of record as of the close of business on December 10, 2018.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change
Underwriting gain (loss):	$(36)		$(364)		$328		$69		$(148)		$217
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	(56)		9		(65)		94		195		(101)
Catastrophes, net of reinsurance	(136)		(489)		353		(442)		(805)		363
Net investment income	482		437		45		1,368		1,337		31
Other income/(expense)	4		(2)		6		(3)		22		(25)
Segment income before income taxes	450		71		379		1,434		1,211		223
Income tax expense (benefit)	40		(34)		74		187		235		(48)
Segment income	$410		$105		$305		$1,247		$976		$271

Combined ratio	100.6%		109.8%		(9.2)	pts	99.0%		101.0%		(2.0)	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	1.5	pts	(0.3)	pts	1.8	pts	(0.9)	pts	(1.9)	pts	1.0	pts
Catastrophes, net of reinsurance	3.7	pts	13.7	pts	(10.0)	pts	4.1	pts	7.7	pts	(3.6)	pts
Underlying combined ratio	95.4%		96.4%		(1.0)	pts	95.8%		95.2%		0.6	pts

Net written premiums by market
Domestic
Select Accounts	$666		$664		—%		$2,168		$2,139		1%
Middle Market	2,032		1,896		7		6,279		5,893		7
National Accounts	238		244		(2)		778		751		4
National Property and Other	485		428		13		1,383		1,310		6
Total Domestic	3,421		3,232		6		10,608		10,093		5
International	227		202		12		815		740		10
Total	$3,648		$3,434		6%		$11,423		$10,833		5%

Third Quarter 2018 Results
(All comparisons vs. third quarter 2017, unless noted otherwise)

Segment income for Business Insurance was $410 million, an increase of $305 million. Segment income before income taxes benefited from significantly lower catastrophe losses, higher net investment income and a higher underlying underwriting gain, partially offset by net unfavorable prior year reserve development in the current quarter versus net favorable prior year reserve development in the prior year quarter. The higher underlying underwriting gain was primarily driven by normal quarterly variability in loss and expense activity, including a lower level of non-catastrophe fire-related losses, partially offset by a higher level of non-catastrophe weather-related losses. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate.

Underwriting results:

•
The combined ratio of 100.6% improved (9.2) points due to significantly lower catastrophe losses (10.0 points) and a lower underlying combined ratio (1.0 points), partially offset by net unfavorable prior year reserve development in the current quarter versus net favorable prior year reserve development in the prior year quarter (1.8 points).

•
The underlying combined ratio of 95.4% improved 1.0 points, primarily driven by normal quarterly variability in loss and expense activity, including a lower level of non-catastrophe fire-related losses, partially offset by a higher level of non-catastrophe weather-related losses.

•
Net unfavorable prior year reserve development primarily resulted from a $225 million increase to asbestos reserves and higher than expected loss experience in domestic commercial automobile for recent accident years, partially offset by better than expected loss experience in domestic workers’ compensation for multiple accident years.

•
The asbestos reserve strengthening, which resulted from the Company's annual in-depth asbestos claim review that was completed in the third quarter, was driven by increases in the Company's estimate for projected settlement and defense costs related to a broad number of policyholders. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that continue to be higher than previously anticipated. While the overall view of the underlying asbestos environment has improved over time, it is essentially unchanged from recent periods, and there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net written premiums of $3.648 billion increased 6%, benefiting from continued strong retention, higher renewal premium change and higher levels of new business.

Year-to-Date 2018 Results
(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Business Insurance was $1.247 billion, an increase of $271 million. Segment income before income taxes benefited from significantly lower catastrophe losses and slightly higher net investment income, partially offset by lower net favorable prior year reserve development and a slightly lower underlying underwriting gain. Segment income in the current period benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $15 million benefit from the resolution of prior year tax matters.

Underwriting results:

•
The combined ratio of 99.0% improved 2.0 points due to significantly lower catastrophe losses (3.6 points), partially offset by lower net favorable prior year reserve development (1.0 points) and a slightly higher underlying combined ratio (0.6 points).

•	The underlying combined ratio of 95.8% increased 0.6 points.

•
Net favorable prior year reserve development was primarily driven by (i) better than expected loss experience in domestic workers’ compensation for multiple accident years and (ii) commercial property for recent accident years, partially offset by (iii) the $225 million increase to asbestos reserves, (iv) higher than expected loss experience in domestic commercial automobile for recent accident years and (v) a $55 million increase to environmental reserves.

Net written premiums of $11.423 billion increased 5% and benefited from the same factors discussed above for the third quarter of 2018.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change
Underwriting gain:	$183		$129		$54		$526		$418		$108
Underwriting gain includes:
Net favorable prior year reserve development	53		6		47		177		98		79
Catastrophes, net of reinsurance	(4)		(6)		2		(9)		(8)		(1)
Net investment income	57		57		—		172		174		(2)
Other income	4		5		(1)		13		16		(3)
Segment income before income taxes	244		191		53		711		608		103
Income tax expense	48		55		(7)		138		164		(26)
Segment income	$196		$136		$60		$573		$444		$129

Combined ratio	70.2%		77.7%		(7.5)	pts	70.4%		75.3%		(4.9)	pts
Impact on combined ratio
Net favorable prior year reserve development	(8.7)	pts	(0.9)	pts	(7.8)	pts	(9.9)	pts	(5.7)	pts	(4.2)	pts
Catastrophes, net of reinsurance	0.6	pts	0.9	pts	(0.3)	pts	0.5	pts	0.5	pts	—	pts
Underlying combined ratio	78.3%		77.7%		0.6	pts	79.8%		80.5%		(0.7)	pts

Net written premiums
Domestic
Management Liability	$379		$359		6%		$1,089		$1,030		6%
Surety	217		212		2		637		597		7
Total Domestic	596		571		4		1,726		1,627		6
International	48		40		20		145		126		15
Total	$644		$611		5%		$1,871		$1,753		7%

Third Quarter 2018 Results
(All comparisons vs. third quarter 2017, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $196 million, an increase of $60 million. Segment income before income taxes benefited from higher net favorable prior year reserve development. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate.

Underwriting results:

•
The combined ratio of 70.2% improved 7.5 points due to higher net favorable prior year reserve development (7.8 points) and lower catastrophe losses (0.3 points), partially offset by a slightly higher underlying combined ratio (0.6 points).

•	The underlying combined ratio remained very strong at 78.3%.

•	Net favorable prior year reserve development resulted from better than expected loss experience in domestic general liability for multiple accident years.

Net written premiums of $644 million increased 5%, reflecting continued strong retention and record new business in management liability and an increase in surety premiums.

Year-to-Date 2018 Results
(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $573 million, an increase of $129 million. Segment income before income taxes benefited from higher net favorable prior year reserve development and a higher underlying underwriting gain. The higher underlying underwriting gain primarily resulted from higher business volumes. Segment income in the current period benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $17 million benefit from the resolution of prior year tax matters.

Underwriting results:

•	The combined ratio of 70.4% improved 4.9 points due to higher net favorable prior year reserve development (4.2 points) and a lower underlying combined ratio (0.7 points).

•	The underlying combined ratio remained very strong at 79.8%.

•	Net favorable prior year reserve development resulted from better than expected loss experience in domestic general liability for multiple accident years.

Net written premiums of $1.871 billion increased 7% from the prior year period and benefited from the same factors as discussed above for the third quarter of 2018.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change
Underwriting gain/(loss):	$51		$(11)		$62		$(49)		$(132)		$83
Underwriting gain/(loss) includes:
Net favorable prior year reserve development	17		—		17		79		6		73
Catastrophes, net of reinsurance	(124)		(205)		81		(655)		(637)		(18)
Net investment income	107		94		13		304		285		19
Other income	17		14		3		48		45		3
Segment income before income taxes	175		97		78		303		198		105
Income tax expense	22		20		2		38		20		18
Segment income	$153		$77		$76		$265		$178		$87

Combined ratio	97.2%		99.7%		(2.5)	pts	99.9%		101.1%		(1.2)	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.6)	pts	—	pts	(0.6)	pts	(1.1)	pts	(0.1)	pts	(1.0)	pts
Catastrophes, net of reinsurance	4.9	pts	8.7	pts	(3.8)	pts	8.9	pts	9.3	pts	(0.4)	pts
Underlying combined ratio	92.9%		91.0%		1.9	pts	92.1%		91.9%		0.2	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,305		$1,228		6%		$3,746		$3,474		8%
Homeowners & Other	1,168		1,107		6		3,137		2,978		5
Total Agency	2,473		2,335		6		6,883		6,452		7
Direct to Consumer	108		100		8		299		271		10
Total Domestic	2,581		2,435		6		7,182		6,723		7
International	189		180		5		541		486		11
Total	$2,770		$2,615		6%		$7,723		$7,209		7%
(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Third Quarter 2018 Results
(All comparisons vs. third quarter 2017, unless noted otherwise)

Segment income for Personal Insurance was $153 million, an increase of $76 million. Segment income before income taxes benefited from lower catastrophe losses, higher net favorable prior year reserve development and higher net investment income, partially offset by a lower underlying underwriting gain. The lower underlying underwriting gain was primarily driven by higher non-catastrophe weather-related losses in Agency Homeowners & Other, partially offset by earned pricing that exceeded loss cost trends in Agency Automobile. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate.

Underwriting results:

•
The combined ratio of 97.2% improved 2.5 points due to lower catastrophe losses (3.8 points) and higher net favorable prior year reserve development (0.6 points), partially offset by a higher underlying combined ratio (1.9 points).

•
The underlying combined ratio of 92.9% increased 1.9 points, primarily driven by higher non-catastrophe weather-related losses in Agency Homeowners & Other, partially offset by earned pricing that exceeded loss cost trends in Agency Automobile.

•	Net favorable prior year reserve development resulted from better than expected loss experience in Agency Automobile for recent accident years.

Net written premiums of $2.770 billion increased 6%. Agency Automobile net written premiums grew 6%, driven by renewal premium change of 8%. Agency Homeowners & Other net written premiums grew 6%, benefiting from year-over-year policies in force growth of 6% and positive renewal premium change.

Year-to-Date 2018 Results
(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Personal Insurance was $265 million, an increase of $87 million. Segment income before income taxes benefited from higher net favorable prior year reserve development, a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses. The higher underlying underwriting gain was primarily driven by earned pricing that exceeded loss cost trends in Agency Automobile, partially offset by normal variability in loss activity in Agency Homeowners & Other. Segment income in the current period benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $7 million benefit from the resolution of prior year income tax matters.

Underwriting results:

•
The combined ratio of 99.9% improved 1.2 points due to higher net favorable prior year reserve development (1.0 points) and lower catastrophe losses (0.4 points), partially offset by a slightly higher underlying combined ratio (0.2 points).

•
The underlying combined ratio of 92.1% increased 0.2 points, primarily driven by normal variability in loss activity in Agency Homeowners & Other, partially offset by earned pricing that exceeded loss cost trends in Agency Automobile.

•	Net favorable prior year reserve development resulted from better than expected loss experience in Agency Automobile for recent accident years.

Net written premiums of $7.723 billion increased 7%. Agency Automobile net written premiums grew 8%, and Agency Homeowners & Other net written premiums grew 5%, benefiting from the same factors as discussed above for the third quarter of 2018.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 18, 2018. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.866.393.4306 within the United States and 1.734.385.2616 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $29 billion in 2017. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•
the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•	share repurchase plans;

•	future pension plan contributions;

•	the sufficiency of the Company’s asbestos and other reserves;

•	the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•	the cost and availability of reinsurance coverage;

•	catastrophe losses;

•
the impact of investment (including changes in interest rates), economic (including inflation, recent changes in tax law, rapid changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•	strategic and operational initiatives to improve profitability and competitiveness;

•	the Company’s competitive advantages;

•	new product offerings; and

•	the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•
catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•
if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•	during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•	the Company’s investment portfolio is subject to credit risk and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•	the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•
the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•
disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•	the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•	the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•
the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•	the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•
within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•
a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•
the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•	the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•	the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•
the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as our business processes become more digital;

•
if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•
the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•	regulatory changes outside of the United States, including in Canada, the United Kingdom and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•
loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•	acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•	the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•	the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•
intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•	changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and

•
the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2018, as updated by our periodic filings with the SEC.

 *****
GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss)

when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2018	2017	2018	2017
Net income	$709	$293	$1,902	$1,505
Less: Net realized investment gains	(22)	(40)	(43)	(95)
Core income	$687	$253	$1,859	$1,410

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2018	2017	2018	2017
Net income	$806	$320	$2,215	$1,870
Less: Net realized investment gains	(29)	(61)	(54)	(146)
Core income	$777	$259	$2,161	$1,724

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Basic income per share
Net income	$2.65	$1.06	$7.03	$5.39
Adjustments:
Net realized investment gains, after-tax	(0.09)	(0.14)	(0.16)	(0.34)
Core income	$2.56	$0.92	$6.87	$5.05
Diluted income per share
Net income	$2.62	$1.05	$6.97	$5.34
Adjustments:
Net realized investment gains, after-tax	(0.08)	(0.14)	(0.16)	(0.33)
Core income	$2.54	$0.91	$6.81	$5.01

Reconciliation of Segment Income to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2018	2017	2018	2017
Business Insurance	$410	$105	$1,247	$976
Bond & Specialty Insurance	196	136	573	444
Personal Insurance	153	77	265	178
Total segment income	759	318	2,085	1,598
Interest Expense and Other	(72)	(65)	(226)	(188)
Total core income	$687	$253	$1,859	$1,410

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2018	2017
Shareholders’ equity	$22,460	$23,738
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	447	(1,006)
Net realized investment gains, net of tax	(43)	(95)
Adjusted shareholders’ equity	$22,864	$22,637

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
  (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2018	2017	2018	2017
Annualized net income	$2,838	$1,172	$2,536	$2,007
Average shareholders’ equity	22,541	23,798	22,899	23,650
Return on equity	12.6%	4.9%	11.1%	8.5%
Annualized core income	$2,746	$1,015	$2,478	$1,880
Adjusted average shareholders’ equity	22,809	22,758	22,774	22,725
Core return on equity	12.0%	4.5%	10.9%	8.3%

Average annual core return on equity over a period is the ratio of:
a) the sum of core income less preferred dividends for the periods presented to b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through September 30, 2018

	Nine Months Ended September 30,		Twelve Months Ended December 31,
($ in millions)	2018	2017	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$1,859	$1,410	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,478	1,880
Adjusted average shareholders’ equity	22,774	22,725	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.9%	8.3%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%
Average annual core return on equity for the period Jan. 1, 2005 through Sept. 30, 2018	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber attacks, explosions and infrastructure failures. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2018 ranges from approximately $18 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax except as noted)	2018	2017	2018	2017
Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$448	$439	$1,302	$1,289
Pre-tax impact of catastrophes	(264)	(700)	(1,106)	(1,450)
Pre-tax impact of net favorable prior year loss reserve development	14	15	350	299
Pre-tax underwriting gain (loss)	198	(246)	546	138
Income tax expense (benefit) on underwriting results	4	(93)	69	4
Underwriting gain (loss)	194	(153)	477	134
Net investment income	547	457	1,567	1,405
Other income (expense), including interest expense	(54)	(51)	(185)	(129)
Core income	687	253	1,859	1,410
Net realized investment gains	22	40	43	95
Net income	$709	$293	$1,902	$1,505

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2018	2017	2018	2017
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,655	$4,806	$13,513	$13,125
Less:
Policyholder dividends	12	12	37	38
Allocated fee income	38	42	115	126
Loss ratio numerator	$4,605	$4,752	$13,361	$12,961
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,117	$1,059	$3,259	$3,094
General and administrative expenses (G&A)	1,059	1,045	3,234	3,086
Less:
Non-insurance G&A	38	28	114	44
Allocated fee income	71	71	209	216
Billing and policy fees and other	24	22	69	67
Expense ratio numerator	$2,043	$1,983	$6,101	$5,853
Earned premium	$6,882	$6,523	$20,114	$19,057
Combined ratio (1)
Loss and loss adjustment expense ratio	66.9%	72.8%	66.5%	68.0%
Underwriting expense ratio	29.7%	30.4%	30.3%	30.7%
Combined ratio	96.6%	103.2%	96.8%	98.7%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	September 30, 2018	December 31, 2017	September 30, 2017
Shareholders’ equity	$22,460	$23,731	$23,738
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(447)	1,112	1,006
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	22,907	22,619	22,732
Less:
Goodwill	3,958	3,951	3,946
Other intangible assets	351	342	345
Impact of deferred tax on other intangible assets	(44)	(44)	(66)
Tangible shareholders’ equity	$18,642	$18,370	$18,507
Common shares outstanding	264.8	271.4	273.7
Book value per share	$84.82	$87.46	$86.73
Adjusted book value per share	86.51	83.36	83.06
Tangible book value per share	70.40	67.70	67.62

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2018	December 31, 2017	September 30, 2017
Debt	$6,564	$6,571	$6,921
Shareholders’ equity	22,460	23,731	23,738
Total capitalization	29,024	30,302	30,659
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	(447)	1,112	1,006
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$29,471	$29,190	$29,653
Debt-to-capital ratio	22.6%	21.7%	22.6%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	22.3%	22.5%	23.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 15, 2018, and subsequent periodic filings with the SEC.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825
Seth Rosenberg
917.778.6877